Exhibit 99.2

Contact: Kevin Coleman +1 610-889-5247

WILLIAM J. BURKE ELECTED EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

BERWYN, PA, JANUARY 14, 2016 – AMETEK, Inc. (NYSE: AME) today announced that the Board of Directors has elected William J. Burke as Executive Vice President and Chief Financial Officer, effective May 15, 2016. Mr. Burke currently serves as Senior Vice President, Comptroller & Treasurer. He will replace Robert R. Mandos, Jr. who has announced his retirement after 35 very successful years with AMETEK.

Frank Hermance, AMETEK Chairman and Chief Executive Officer, said, “I am very pleased to announce Bill’s appointment to Executive Vice President and Chief Financial Officer. Bill has been a significant contributor to the success and growth of AMETEK over his 28 year career. His extensive background in corporate finance, treasury, risk management and investor relations, along with his strong leadership skills make him ideally suited for this position.”

Mr. Burke joined AMETEK in 1987 and served in a number of financial, operational and business unit management roles prior to being named Vice President, Investor & Corporate Relations in 1999. He was named Vice President, Investor Relations and Treasurer in 2007 and in 2012 was elected to his current role as Senior Vice President, Comptroller & Treasurer.

Mr. Burke holds a BS in Business Management from Boston College and an MBA from the Wharton School of the University of Pennsylvania.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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